EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated August 28, 2017, with respect to the consolidated financial statements, and internal control over financial reporting included in the Annual Report of Standex International Corporation on Form 10-K for the year ended June 30, 2017.  We consent to the incorporation by reference of said reports in the Registration Statements of Standex International Corporation on Form S-3/A (File No. 333-207143) and on Forms S-8 (File No. 333-147190 and File No. 333-179513).

/s/ GRANT THORNTON LLP

Boston, Massachusetts

August 28, 2017